PRIVATE AND CONFIDENTIAL [Director Name] [Director address] [Date]	Shell plc Shell Centre London SE1 7NA United Kingdom www.shell.com

Dear [Name],
Role as [Non-Executive Director]
I refer to the letter dated [DATE] [and subsequent variation[s] dated [DATE]], regarding your appointment as a Non-executive Director of Shell plc, included as an appendix. This is to confirm that the term of appointment referred to in the letter dated [DATE] is varied as set out below. This variation is subject to annual reappointment by shareholders.

Term of Appointment
Delete paragraph [1(A)] and replace with the following:
(A) Your term as a Non-executive Director will be until the close of business of the [20XX] Annual General Meeting.

Please sign, date and return this letter by way of acceptance of its terms.

Yours sincerely

Sir Andrew Mackenzie
Chair

I, [NAME] accept the terms of appointment as set out above. .................................................……………………….

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